Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2008, which includes an explanatory paragraph for the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, accompanying the consolidated financial statements of Digital Lightwave, Inc. that is included in the Company’s Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Digital Lightwave, Inc., on Form S-8 (File No. 333-99683, effective September 17, 2002) and on Form S-3 (File No. 333-116531, effective July, 2004).

/s/ GRANT THORNTON, LLP

Tampa, Florida
April 14, 2008